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                                                                                                                        EXHIBIT 11A

                        GATX CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF NET (LOSS) INCOME PER SHARE OF
                                  COMMON STOCK
                     (In Millions, Except Per Share Amounts)









                                                   Year Ended December 31
                                     ---------------------------------------------
                                       1997       1996      1995     1994     1993
                                     ------     ------    ------   ------   ------



Average number of shares
     of Common Stock outstanding       22.5       20.2      20.0     19.9     19.6

Net (loss) income                  $  (50.9) $   102.7 $   100.8 $   91.5 $   72.7
Deduct - Dividends paid and
     accrued on Preferred Stock         6.7       13.2      13.2     13.3     13.3
                                   --------  --------- --------- -------- --------

Net (loss) income, as adjusted     $  (57.6) $    89.5 $    87.6 $   78.2 $   59.4
                                   ========  ========= ========= ======== ========

Net (loss) income per share        $  (2.55) $    4.43 $    4.38 $   3.94 $   3.03
                                   ========  ========= ========= ======== ========

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